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                                                                    EXHIBIT 4.11

                                 REVOLVING NOTE

August 1, 2000

      FOR VALUE RECEIVED, on the dates specified on Schedule 1 attached hereto, the undersigned, eNUCLEUS, INC., a Delaware corporation (together with its successors and assigns, the "Borrower"), promises to pay to the order of Sunami Ventures LLC, a corporation (herein, together with its successors and assigns, "Lender"), the amounts specified on Schedule 1 attached hereto, as amended from time to time (which shall also include previously provided and to be provided financing, expenses and administrative claims); provided, however, that the aggregate maximum principal balance will not exceed SEVEN HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($750,000) (the "Note"). Such principal shall be due and payable no later than 12 months from date of this Note (the "Maturity Date").

      The Borrower further promises to pay to the order of Lender interest on the aggregate unpaid principal amount outstanding from the date hereof at a rate of 12.0% per annum and stock equivalent in value to the amounts loaned. Such interest shall be due and payable upon the Maturity Date. Borrower shall also issue to Lender shares of common stock equivalent in value for each dollar loaned.

      Borrower pledges, assigns and transfers to Lender all of the Borrower's rights, title and interest in and grants Lender a security interest in all assets of eNucleus, including without limitation, monies, accounts receivables, inventory, equipment, software, personal property, general intangibles, and all other assets as herein owned and hereafter acquired. The lien and security interests under this Note shall be first and prior to any other liens and security interests in the assets of Borrower.

      Cash payments of both principal and interest are to be made in the lawful money of the United States of America in immediately available funds at Lender's location at 12235 S. Harlem Avenue, Palos Heights, Illinois 60463, or at such other place as may be designated by Lender to the Borrower in writing.

      The Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and expenses, incurred by the holder of this Note in seeking to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

      All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

      This Note is binding upon the Borrower and its successors and assigns, and shall inure to the benefit of Lender and his successors and assigns. This Note is made under and governed by the laws of the State of Illinois without regard to conflict of laws principles.

      IN WITNESS WHEREOF, the Borrower has executed this Note as of the day and year first above written.

eNUCLEUS, INC.,                         SUNAMI VENTURES, LLC
a Delaware corporation                  an Illinois corporation